UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code: (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01                                           Entry into a Material Definitive Agreement.

On July 31, 2013, Liberty Property Trust (the “Company”) and Liberty Property Limited Partnership (the “Operating Partnership”) entered into a Partnership Interest Purchase Agreement (the “Purchase Agreement”) with Cabot Industrial Value Fund III, Inc., a Maryland corporation, and Cabot Industrial Value Fund III Manager, Limited Partnership, a Massachusetts limited partnership (together, the “Cabot sellers”) to acquire (the “Cabot Acquisition”) 100% of the outstanding general partnership interests and limited partnership interests of the Cabot Industrial Value Fund III Operating Partnership, L.P., a Delaware limited partnership (“Cabot”).  The purchase price for the acquisition is $1.475 billion, which will be paid through the assumption of approximately $230 million of outstanding mortgage debt with a weighted average interest rate of 5.85% and a weighted average maturity of seven years and the remainder in cash.  We plan to fund the cash portion of the acquisition consideration, in addition to net transaction costs of approximately $7 million and planned capital expenditures of approximately $11 million, through a combination of net proceeds from an equity offering and borrowings under a $470 million unsecured term loan (the “New Term Loan”), which we are in the process of obtaining.  On an interim basis, to ensure that we have sufficient proceeds to fund the Cabot Acquisition in the event that funds from the sources described above are not received by the closing, we have entered into a commitment letter for a $1.27 billion bridge loan facility (the “Bridge Loan”).  We also intend to sell certain operating properties, which we expect will generate approximately $150 million in additional proceeds.  Included in the $7 million referenced above are fees and expenses associated with the assumption of outstanding mortgage debt, the New Term Loan and the Bridge Loan.

Upon the completion of the Cabot Acquisition, we will acquire a 100% ownership interest in 177 high quality industrial assets totaling approximately 23 million square feet at a purchase price of approximately $64 per square foot.  These assets are located in 24 markets.  Based on square footage, approximately 58% of the properties are located in our existing markets and approximately 42% of the properties are located in markets that are new to us, including Atlanta, Dallas/Fort Worth and Southern California, which combined comprise 21% of Cabot’s square feet.

We and the Cabot sellers have made customary representations, warranties and covenants in the Purchase Agreement. The Purchase Agreement provides that either we or the Cabot sellers may terminate the Purchase Agreement if the acquisition has not occurred by October 16, 2013, subject to extension in certain circumstances (provided that this right will not be available to a party whose failure to fulfill its obligation under the Purchase Agreement or breach of its representations/warranties under the Purchase Agreement is the principal cause of the failure to close on or before this date). The Purchase Agreement also contains certain termination rights for us and the Cabot sellers including, without limitation, our ability to terminate the Purchase Agreement at any time prior to the closing of the Cabot Acquisition, in which case, subject to certain conditions, we may be required to forfeit our signing deposit of $25 million. In addition, if we breach the Purchase Agreement prior to the closing of the Cabot Acquisition and the Cabot sellers terminate the agreement, subject to certain conditions, we may be required to forfeit our $25 million signing deposit. Further, prior to the closing of the Cabot Acquisition, in the event that the Cabot sellers breach the Purchase Agreement, we may terminate the Purchase Agreement or seek specific performance.

The Cabot sellers have agreed to indemnify us for their breach of representations and/or warranties, breach of covenant and/or agreement in the Purchase Agreement and for pre-closing liabilities and taxes of Cabot and its subsidiaries. Their indemnification obligation does not arise until the losses suffered by us exceed $350,000. The Cabot sellers’ maximum aggregate indemnification obligation is $10 million to be paid from an indemnification escrow account.  To be eligible for indemnification, our indemnification claim must be first asserted no later than the date that is nine months after the acquisition closing date. We have also agreed to indemnify the Cabot sellers for our breach of representations and/or warranties and breach of covenant and/or agreement in the Purchase Agreement.  Our indemnification obligation does not arise until the losses suffered by Cabot sellers exceed $350,000.  Our maximum aggregate indemnification amount is $10 million. To be eligible for indemnification, the Cabot sellers’ indemnification claim must be first asserted no later than the date that is nine months after the acquisition closing date.  After the acquisition closing date, indemnification rights are the sole and exclusive remedies for us and the Cabot sellers with respect to any matters in connection with the Purchase Agreement other than specific performance and injunctive relief or claims for fraud.

The Cabot Acquisition, which is expected to close during October 2013, is subject to certain closing conditions, including, among other things, (a) obtaining any required regulatory approvals (if any) and certain lender consents, (b) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards, (c) Cabot not suffering a material adverse effect, (d) our receipt of estoppel certificates from Cabot’s tenants leasing 60% of the leased square footage of Cabot’s properties, (e) our receipt of title policies insuring title in the acquired properties and (f) Cabot’s receipt and delivery of certain other consents and customary closing deliverables. There can be no assurance that any condition to the closing of the transaction will be satisfied or waived, if permitted, or that any event, development or change will not occur. Therefore, there can be no assurance with respect to the timing of the closing of the transaction or whether the transaction will be completed on the currently contemplated terms, other terms or at all. There are no material relationships between us and the Cabot sellers.

The foregoing summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2013.

This report does not constitute an offer of any securities for sale.

Item 7.01                                           Regulation FD Disclosure.

On July 31, 2013, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of this press release is being furnished as Exhibit 99.1.

Such information is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

Item 8.01                                           Other Events.

On July 31, 2013, we entered into a commitment letter with Citigroup Global Markets Inc (“CGMI”) and Goldman Sachs Bank USA (“GS”), pursuant to which CGMI and GS agreed to fund a portion of the New Term Loan, a new senior unsecured term loan of up to $470 million, for the Operating Partnership. We are currently seeking additional commitments for the New Term Loan to bring the commitment amount up to $470 million, and the commitments of CGMI and GS are conditioned upon us obtaining these additional commitments.  The commitment letter for the New Term Loan is subject to customary conditions for this type of financing, including, but not limited to, (1) the absence of a material adverse change in the business, assets, operations, conditions (financial or otherwise) or prospects of Cabot or the Operating Partnership, (2) the consummation of the Cabot Acquisition in accordance with the Purchase Agreement, and (3) the absence of defaults under any of our financial obligations. The commitment letter provides that the maturity date of the New Term Loan will be two years after the closing date, and the interest rate will be determined based on an agreed grid.  The New Term Loan will have variable interest rate which is based, at our option, upon a base rate or one-, two- or three- month LIBOR, plus, in each case, a spread based upon our senior unsecured debt rating by at least two of Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. and Fitch Ratings. The commitment letter also provides that the covenants of the New Term Loan will be substantially the same as those applicable to our existing $500 million revolving credit facility and that (i) if the bridge loan facility is funded, the Company is obligated to repay the bridge loan facility with the proceeds of the term loan or (ii) if the bridge loan facility is not funded, the commitment under the bridge loan facility will be reduced by the amount of the term loan.  We will have the right to prepay the New Term Loan, in whole or in part, at any time without fees or penalties.  We currently expect to finalize definitive documents relating to the New Term Loan in August 2013.

In addition, on July 31, 2013, we entered into a commitment letter with CGMI and GS pursuant to which CGMI and GS agreed to fund the Bridge Loan, a senior unsecured bridge loan facility of up to $1.27 billion. The commitment letter is subject to customary conditions for this type of financing, including, but not limited to, (1) the absence of a material adverse change in the business, assets, operations, conditions (financial or otherwise) or prospects of Cabot or the Operating Partnership, (2) the consummation of the Cabot Acquisition in accordance with the Purchase Agreement, and (3) the absence of defaults under any of our financial obligations. The commitment letter provides that the maturity date of the Bridge Loan will be 364 days after the closing date, and the interest rate will be determined based on an agreed grid.  The Bridge Loan will have variable interest rate which is based, at our option, upon a base rate or one-, two- or three- month LIBOR, plus, in each case, a spread based upon our senior unsecured debt rating by at least two of Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. and Fitch Ratings. The commitment letter also provides that the covenants of the bridge loan facility will be substantially the same as those applicable to our existing $500 million revolving credit facility.  The commitment letter also provides that, subject to certain exceptions, the commitment for the Bridge Loan will be reduced by the amount of, or that if the Bridge Loan is then funded the Company is obligated to repay the Bridge Loan in an amount equal to, (i) the net proceeds of any sale or issuance of debt securities or any incurrence or borrowing of other indebtedness, except for certain excluded indebtedness, or issuance of any equity securities or equity-linked securities, (ii) any commitments provided pursuant to the New Term Loan, and (iii) the net proceeds of any sale or other disposition of assets with a fair market value in excess of $20,000,000 in the aggregate.  We currently expect to finalize definitive documents relating to the Bridge Loan in August 2013.

Item 9.01.             Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Title

99.1	Press Release issued by Liberty Property Trust, dated July 31, 2013, furnished in accordance with Item 7.01 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

	By:	/s/ James J. Bowes
James J. Bowes
Secretary and General Counsel

LIBERTY PROPERTY
LIMITED PARTNERSHIP

	By:	Liberty Property Trust, its sole
General Partner

	By:	/s/ James J. Bowes
James J. Bowes
Secretary and General Counsel

Dated: July 31, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Title

99.1	Press Release issued by Liberty Property Trust, dated July 31, 2013, furnished in accordance with Item 7.01 of this Current Report on Form 8-K.